CODE OF BETTER CORPORATE PRACTICES

Code of Better Corporate Practices.

CODE OF BETTER CORPORATE PRACTICES

Exposition of Motives.

In order for investors to have trust on the handling of business associations, it is necessary that they have transparency in their administrations and that an adequate revealing to investors be promoted.

In this sense, several sectors of the Mexican economy have stated their interest in that business associations of the country reach international standards that allow them to be more competitive, making their administration more transparent and offering greater trust to the national and foreign investors, in order to attract investment in benefit of the national economics. With this objective in mind, a Better Corporate Practices Committee (the “Committee”) formed by members representative of the industrial, governmental, financial and service sectors, among others.

The first job of the Committee consisted of reviewing international experiences on mechanisms that have achieved to be able to make of knowledge the information regarding the handling of the business associations. It was found that the most used and adequate means to succeed in such end, has been the Codes of Better Practices, since these establish principles that help to attain a harmonization between several participants in the business associations, improving in such manner the corporate governance thereof.

CODE OF BETTER CORPORATE PRACTICES

In such manner, the Committee has been in charge of drafting the Code of Better Practices for Mexico. In such Code are established recommendations of voluntary application to improve the corporate governance of the Mexican business associations. These recommendations to not contradict the valid legislation, on the contrary, they complement many of the provisions of the applicable laws.

It is important to highlight that the recommendations were drafted in accordance with the practices that must be followed by a business association in Mexico in accordance with the economic and social reality of our country.

Also, the need to create principles not recognized in the ordainments of other countries was recognized.

For example, the equity structure of the Mexican business associations was considered, which is clearly different to that of other countries. In several developed countries, the equity is pulverized and held by large institutional investors, unlike Mexico, where a majority of the equity of the business associations that are traded are held by control shareholders, which makes that these have a preponderant position in the administration of business associations.

On the other hand, the Code, as a main part, establishes recommendations regarding the operation and formation of the Boards of Directors. Within such frame, specific aspects are recommended as well as others of functional kind.

CODE OF BETTER CORPORATE PRACTICES

With regards to the specific recommendations, it is important to indicate that even those these represent a desired standard for most of the business associations, each business association individually must evaluate the form to adhere thereto.

With regards to the functional recommendations, the Committee proposes the establishment of intermediate corporate bodies of the Board of Directors, in a manner that they act as a means to support the Board of Directors in its functions and in such manner, be able to take more informed decisions.

It is important to highlight that the Code may apply to all of the Mexican business associations, whether traded in the stock exchange or not, recognizing that here are some principles that only apply to those that are traded, due to the nature thereof. Lastly, it must be indicated that with the objective of contributing to a better revealing of the information to the market, the Committee requested to the National Banking and Securities Commission (“Comisión Nacional Bancaria y de Valores”) the issuing of provisions in order for the business associations, whose shares are traded in the stock market reveal their degree of adhesion to the suggested practices. In case a public business association does not follow such practices, it shall indicate the reasons why it does not follow them, as well as the alternate mechanism that it has to substitute them.

CODE OF BETTER CORPORATE PRACTICES

INTRODUCTION

By the initiative of the Corporate Coordination Council (“Consejo Coordinador Empresarial”) a Corporate Governance Better Practices Committee was established (the “Committee”) who issues this Code of Better Practices (“The Code”) where recommendations are established for a better corporate governance of Mexican business associations.

The recommendations of The Code are directed to define principles that may contribute to improve the functioning of the Board of Directors and to the revealing of information to the shareholders. In a specific manner, the recommendations seek:

I.- That business associations broaden the information regarding their administrative structure and the functions of its corporate bodies.

II.- That the business associations have mechanisms that ensure that its financial information is sufficient;

III.-  That processes exist that promote the participation and communication between the members of the board; and

IV.- That processes exist that promote the adequate revealing to the shareholders.

CODE OF BETTER CORPORATE PRACTICES

It is important to indicate that the principles that are referred to are found throughout The Code in bold letters and with a tabulator indication. The rest of The Code intends to provide a brief explanation and to set in context each Principle.

In the drafting of The Code, the Committee recognized the reality and needs of Mexican business associations. Among them, the stock structure of such business associations was considered, as well as the importance that the shareholders may have in the administration thereof.

Finally, it is important to highlight that The Code may apply to all Mexican business associations, whether for those whose shares are traded in the stock exchange (listed) or for those that are not, recognizing that there are some principles that may only apply for the first. For the listed business associations, it is considered adequate to inform their degree of adhesion to the suggested practices. In case that a listed business association does not follow such practices, it may indicate the reasons why it does not follow such practices, as well as an alternate mechanism that it has to substitute them. It must be noted that, with the purpose of facilitating the compliance with the recommendations of The Code, subsidiaries may decide to adhere to The Code through their Holdings.

1.- BOARD OF DIRECTORS.

The daily operation of a business association is the responsibility of the directive team thereof, while the work of defining its strategic vision and to approve the undertaking must be the responsibility of the Board of Directors. In these endeavors, all of the members of this body have responsibility.

CODE OF BETTER CORPORATE PRACTICES

In order to comply with their objective, it is recommended that the Board of Directors has members that are not involved in the daily operation of the business association and that may provide an external and independent point of view. Also, in order to facilitate their tasks, the Board of Directors must be supported by intermediate bodies that are destined to evaluate information and to propose actions in specific areas of relevance for the Board of Directors, in such a manner that it counts with greater information to make its decision taking more efficient. Finally, it must make sure that there are clear rules regarding the operation and functioning of the Board of Directors.

1.1. Functions.

Whereas it is true that the law establishes certain attributions for the Board of Directors, the Committee considers that complying with the following functions helps to outline its work and contributes for the information of the business association to be more useful, timely and trustworthy.

CODE OF BETTER CORPORATE PRACTICES

It is recommended that, in addition to the obligations that the Mexican General Corporate Code (“Ley General de Sociedades Mercantiles”), Credit Institutions Act (“Ley de Instituciones de Crédito”), the Stock Exchange Act (“Ley del Mercado de Valores”) and other specific acts provide, within the attributions of the Board of Directors, the following be included: (I) To establish the strategic vision of the business association, (II) To insure that the shareholders and the market have access to the public information of the business association; (III) To establish mechanisms of internal control; (IV) To insure that the business associations has the necessary mechanisms that allow to prove that it complies with the different legal provisions that are applicable to it; and (V) To evaluate on a regular basis the fulfillment of the President and the High Level Officers1 of the Business Association.

1.2 Composition.

The composition of the Board of Directors constitutes an essential element for its adequate functioning. Therefore, it is considered that it is necessary for there to be a minimum number of members of the Board that generate a plurality of opinion within the Board. However, it must be looked for to establish a maximum number to insure that the members effectively have the possibility of expressing and arguing their points of view without falling in the lack of efficiency that may provoke the fact of functioning with an excessive number of members of the Board.

It is recommended that the Board of Directors be formed by a number that is set between 5 and 15 principal members of the Board.

1 High Level Officer refers to the category immediately inferior to the President.

CODE OF BETTER CORPORATE PRACTICES

It is important to avoid that the principal Members of the Board, by not being present, be substituted indistinctly by any substitute member, diluting in such manner their obligations before the rest of the Board. Also, it is considered convenient that the principal member of the Board form a team with his/her substitute member with the purpose of reaching a more effective participation. In such sense it is considered relevant to allow that the principal member participate in the process of selecting his/her corresponding substitute.

It is recommended that there be no substitute members, and if there are, they may only substitute one principal member previously established. In this last case, it is recommended that each candidate to principal member suggests who shall be his/her substitute.

The composition of the Board of Directors is fundamental for it to be able o define the strategic vision of the business association and to be the back up in its operation. In a manner that is consistent with the aforementioned, it is important to incorporate the concept of the independent member of the Board. The term independent member of the Board is used to identify those that are not related with the directive team of the business association. These members of the Board are called to form a part of the Board due to their personal and professional prestige. Their fundamental work is to contribute with the impartial view of the strategic planning of the business association and to the rest of the functions that are entitled to the Board of Directors.

CODE OF BETTER CORPORATE PRACTICES

Independent Members of the Board: Are those selected due to their experience, capacity and professional prestige and that in addition, are not located in any of the following situations at the moment of their appointment: (I) To be employees or officers of the business association; (II) Without being employees or officers and being shareholders of the business association, have power of ordering over the officers of the business association; (III) To be advisors of the business association or partners or employees of firms that act as advisors or consultants of the business association or its affiliates and that its income depend in a significant2 manner of this contractual relationship; (IV) To be clients, suppliers, debtors or creditors of the business association, or partners or employees of a business association that is a client, supplier, important3 debtor or creditor; (V) To e employees of a foundation, university, civil association, civil association that receives important donations4 from the business association; (VI) To be a President or high level officer of a business association in whose Board of Directors participates the President or a high level officer of the business association; and (VII) To be relatives5 of an of the persons referred to in sections (I) through (VI) hereinabove.

2 An income is considered significant if it represents more than 10% of the income of the advisor or the firm.

3 A client or supplier is considered important when the sales from or to the business association represent more than 10% of the total sales of the client or the supplier, respectively. Also, a debtor or creditor is considered important when the amount of the credit is greater than 15% of the assets of the business association or its counterpart.

4 Donations are considered important when they represent more than 15% of the total donations received by the institution.

5 This reference applies to the spouse and up to the third degree in the cases of blood relation and relatives by marriage, for the cases set forth in sections (I) and II); to the spouse and until the first degree in the cases of blood relatives and by marriage relatives, for the cases referred to in sections (III) through (VI).

CODE OF BETTER CORPORATE PRACTICES

It is also important to include the concept of a patrimonial member of the Board of Directors. This member of the Board of Directors is characterized by assuming the risk that having a significant ownership on the equity of a business association implies. His/her participation is convenient, since by maintaining a permanent monitoring on his/her investment, it benefits all of the business association.

Patrimonial Members of the Board of Directors: Are those appointed due to their character as significant shareholders6, or those that act as persons receiving power of attorney from the first. Depending on whether the significant shareholder and the person receiving power of attorney comply or not with the characteristics of an independent member of the Board of Directors, they may be independent patrimonial members of the Board of Directors or related patrimonial members of the Board of Directors.

6 A shareholder is considered significant when he/she directly or indirectly is entitled to a percentage of the corporate equity that is equal or greater than 2%.

CODE OF BETTER CORPORATE PRACTICES

Related Members of the Board of Directors: Are those that are not placed in any of the situations listed in the prior definitions.

With the objective that the independent and patrimonial members of the Board of Directors comply with their purpose, it is necessary that they have a percentage of representation that is sufficient within the administration organism.

It is recommended that the independent and patrimonial members of the Board of Directors jointly constitute at least 40% of the Board of Directors. It is also suggested that the independent members of the Board of Directors represent at least 20% of the total number of members of the Board.

With the purpose that the market be in conditions to evaluate the integration of the Board of Directors, it is necessary for the business association to provide information on the profile and category to which its members pertain to.

It is recommended that at the annual report presented by the Board of Directors, it be mentioned which of the members of the Board of Directors have the quality of being independent and which are patrimonial, indicating for the latter, their category.

CODE OF BETTER CORPORATE PRACTICES

It is suggested that the main present positions of each member of the Board of Directors, on the date of the report, be indicated at the annual report filed by the Board of Directors.

1.3 Structure.

The Committee considers that there are at least three specific areas in which the Board of Directors must take important determinations for the business association. These are evaluation and compensation; audit; and finances and planning. In consequence, the Board of Directors requires of mechanisms that guarantee an adequate taking of decisions in such areas.

The Committee recommends the creation of one or several intermediate corporate bodies as mechanisms to support the Board of Directors in its functions. Structurally, such bodies are formed by members of the Board of Directors and functionally, they serve as an extension of the Board of Director to provide it with support in the taking of decisions on several matters.

It is important to highlight that the intermediate bodies do not intervene in the operation of the business association. Therefore, in order to fulfill their functions, they may support in the work of the administrative structures. In this manner, the intermediate bodies do not constitute an executive organism nor fulfill functions that correspond to the Board of Directors and to the operative areas of the business association.

CODE OF BETTER CORPORATE PRACTICES

It is recommended that, with the objective of taking more informed decisions, the Board of Directors undertake the functions of Evaluation and Compensation, Audit and Finance and Planning, that are latter defined in the Code, through one or more intermediate corporate bodies.

Notwithstanding that the Board of Directors recognizes that it must be flexible in the organization structures of the different business associations, international practice uses the Committees to fulfill with such specific functions. What is of special relevance is that the Board of Directors take informed decisions on important subjects.

For example, it is deemed important that the patrimonial members of the Board of Directors and the independent members thereof participate in the works of the intermediate bodies. The latter, because they were chosen due to their professional prestige and experience, and the patrimonial members, because they have the incentives to become involved and solve the matters of such bodies.

It is recommended that the following principles be complied with, regarding the intermediate bodies:

•	One or more may be created, insofar as they have a clear objective and their membership avoids conflicts of interest;

•	They must be formed solely by principal members of the Board of Directors;

CODE OF BETTER CORPORATE PRACTICES

•	It is suggested that they be formed by three members as minimum and seven as maximum;

•	It is recommended that they regularly inform of their activities to the Board of Directors;

•	The Chairman of each intermediate body may invite to its sessions officers of the business association, whose responsibilities are related with the functions of the intermediate body;

•	It is suggested that each independent member of the Board of Director, in addition to fulfilling his/her functions at the Board, participates in at least one intermediate body;

•	It is recommended that the intermediate body in charge of the audit function be chaired by an independent member of the Board of Directors.

1.4 Operation

The Board of Directors must meet from time to time with the frequency that insures the adequate and permanent fulfillment of the matters related to the business association.

It is suggested that the Board of Directors meet at least 4 times per year, t is also recommended that one of its meetings be dedicated to the definition of a strategy in a medium and long term for the business association.

CODE OF BETTER CORPORATE PRACTICES

It is also important that business associations have mechanisms that guarantee openness within the Board of Directors, in order for its functioning not to depend of a single person.

It is suggested that a process exist through which, in agreement with at least 25% of the number of members of the Board of Directors, a session thereof may be convoked.

The active participation and responsibility of the members of the Board of Directors is translated into a greater institutionalization of this body.

To support this, it is important to provide beforehand to the information of the members of the Board of Directors in order for them to have the sufficient elements to comply with their duties.

It is recommended that the members of the Board of Directors have access with an anticipation of at least five labor days prior to the meeting, to the information that is relevant for the taking of decisions in accordance with the Order of the Day contained in the notice. This shall not be applicable with regards to strategic matters that require confidentiality; however, in this case, the necessary mechanisms must be established in order for the members of the Board of Directors to be able to adequately evaluate the proposals regarding such strategic matters.

CODE OF BETTER CORPORATE PRACTICES

The member of the Board of Directors appointed for the first time must have the necessary information to duly fulfill his/her position. With such purpose, it is necessary that he/she have a broad knowledge of the business; among other aspects, he/she must know the position that the business association occupies within its sector, and who are their main competitors, clients and suppliers.

Also, the members of the Board of Directors have the legal obligation to be liable for the exercise of their duties. Lack of knowledge of their responsibilities does not deprive them from their duties. Therefore, it is important that it be made of the knowledge of the new members of the Board of Directors, the legal and statute reach and consequences of their position.

It is suggested that when members of the Board of Directors be appointed for the first time, an adequate induction be given to them regarding their new responsibility. As a minimum, the business association must provide information regarding itself and its surroundings, as well as with regards to the obligations, responsibilities and attributions that being a member of the Board of Directors of the business associations implies.

1.5  Duties of the members of the Board of Directors.

The members of the Board of Directors take upon themselves obligations and responsibilities on accepting the position. For this reason, it is considered important that the business association have a generic frame of action that establishes the rules of conduct to which the members of the Board of Directors must abide by.

CODE OF BETTER CORPORATE PRACTICES

It is recommended that six principles be complied with in such regard:

•
Communicate with the Chairman and Secretary of the Board of Directors any situation from which a conflict of interests may derive from and to refrain from participating in the corresponding deliberation;

•
To use the assets and services of the business association only for the fulfillment of the corporate objective and to define clear policies when exceptionally, such assets are used for personal matters;

•
To dedicate to his/her function the necessary time and attention, being present at least in 70% of the meetings to which he/she is summoned (it only applies for principal members of the Board of Directors);

•	Maintain absolute confidentiality over all information that may affect the operation of the business association, as well as the deliberations that are undertaken at the Board of Directors;

•
The principal members of the Board of Directors and, in its case, their corresponding substitutes must maintain themselves respectively informed regarding the matters dealt within the meetings of the Board of Directors to which they are present; and

•
Support the Board of Directors by means of opinions, recommendations and orientations that derive from the analysis of the performing of the business association, in order so that the decisions that it adopts, be duly supported in professional criteria and qualified personnel that has a broader and more independent scope regarding the operation of the business association.

CODE OF BETTER CORPORATE PRACTICES

2. EVALUATION AND COMPENSATION FUNCTION.

The Committee recommends that a mechanism exist that supports the Board of Directors in compliance with the evaluation and compensation function of the President and the high level officers of the business association. To comply with this function, it may support itself in the internal structures of the business association, such as the human resources area.

The Committee considers that what is essential is that the mechanism that is chosen ensures that the proposals be taken to the Board of Directors in order for it to take the corresponding decisions. Also, the existence of the mechanism must be revealed and its operation must be transparent to increase trust of the investors in the administration.

2.1 Generic Functions.

The following functions are directed to the business association having human resources and compensation policies that are adequate.

It is recommended that the following functions be complied with: (I) Suggest to the Board of Directors procedures to propose the President and high level officers; (II) Propose to the Board of Directors the criteria for the evaluation of the President and the high level officers, in accordance with the general references that are established by the Board of Directors; and (III) Review and take to the Board of Directors the proposal made by the President regarding the structure and amount of the Compensation of the main executive officers of the business association.

CODE OF BETTER CORPORATE PRACTICES

2.2. Operative Aspects.

The Board of Directors must be assisted in the evaluation of the policies to determine the compensation of the President and the high level officers of the business association. It is important that such policies consider aspects such as the goals previously set, individual performance and performance of the business association. The Committee considers that the compensation policies that the Board of Directors implements must be revealed to the market.

In order to protect the patrimony of the business association, it is important to assist the Board of Directors to avoid excessive payments to the main officers due to indemnities, through the review of the hiring conditions of the officers.

It is suggested that the Board of Directors be assisted in reviewing the conditions of hiring the President and the high level officers and their probable severance due to separation of the business association is consistent with the policies that have been approved by the Board of Directors.

CODE OF BETTER CORPORATE PRACTICES

It is suggested that at the annual report filed by the Board of Directors, the policies used and the components that form the compensation packages of the members of the Board of Director, of the President and high level officers of the business associations be revealed.

CODE OF BETTER CORPORATE PRACTICES

3.  Audit Function.

The Committee recommends that a mechanism exist that supports the Board of Directors with the verification of fulfillment of the audit function, insuring that the internal and external audit that are undertaken be with the greater possible objectivity and that the financial information be useful, timely and trustworthy; that is, that the information that reaches the Board of Director, the shareholders and the general public be transparent, sufficient and reflects adequately the financial information of the business association. To comply with such function, it may be supported in the internal structures of the business associations, such as by the internal audit area and by the external auditors.

3.1 Generic Functions.

It is important that a coordination exist throughout all of the stages of the audit process between the external auditor, internal auditor and Corporate officer in charge of supervision of the Board of Directors (“Comisario”).

It is suggested that the following functions be complied with: (I) Recommend to the Board of Directors the candidates to be external auditors of the business association; (II) Recommend to the Board of Directors, the conditions of hiring and the reach of the professional powers of attorney granted to the external auditors; (III) Support the Board of Directors supervising compliance of the audit contracts; (IV) Serving as a channel of communication between the Board of Directors and the external auditors, as well as ensuring the independence and objectivity of the latter; (V) reviewing the work program, the observation letters and the audit reports and informing the Board of Directors on the results; (VI) Recommend to the Board of Directors the basis for the preparation of the financial information; (VII) assist the Board of Directors with the review of the financial information and the process through which it is issued; (VIII) contribute in the definition of the general policies of the internal control system and evaluating its effectiveness; (IX) assisting the Board of Directors in the coordination and evaluation of the internal audit programs; (X) Coordinate the duties of the external auditor, internal auditor and the Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”); and (XI) Verify that the necessary mechanisms are in place in order to allow to verify that the business association complies with the different provisions to which it is subject to.

CODE OF BETTER CORPORATE PRACTICES

3.2.- Selection of the auditors.

In the selection process, both the technical capacity of the auditors, as well as their independence must be taken into consideration. In such process, attention must be paid o those circumstances that may affect the objectivity of the auditor, such as could be the fact that the income of the firm depend in a significant manner on the business association.

In case the auditors provide the business association with services other than the specified audit, it is important that the nature and extension of such services be kept under supervision, in order to ensure that the objectivity of the auditors is not affected.

CODE OF BETTER CORPORATE PRACTICES

Both for the external auditor of the financial statements, as well as for any other external review, it is suggested that it abstain from recommending to the Board of Directors to hire those firms in which the fees received for all of the services provided to the business association represent a percentage greater than 20% of the total income of such firms.

The audit report provides the opinion of an independent third party on the reasonableness of the financial statements. If the person that issues the report, is in charge of this function for a prolonged period, there may be a risk that it looses objectivity upon issuing its opinion. For this reason, the Committee considers it important that the business association seeks for a rotation in the person in charge of issuing the report on the financial statements.

It is suggested that the Board of Directors be recommended to establish a rotation mechanism of the partner that issues the report to the business association, in order to ensure objectivity of the reports, it is suggested that such rotation take place at least every 6 years.

As it is set forth in the General Business Association Act (“Ley General de Sociedades Mercantiles”), the Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”) of a business association is appointed by the shareholders and is in charge, among other aspects, of reviewing both the financial statements and the application of the accounting policies. On the other hand, the auditor is appointed by the administration of the business association to give its opinion on the financial statements. Even though some of the functions of the Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”) and of the auditor are similar, those who appoint them do so for different purposes, and therefore, to request from the Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”) with the undertaking of the audit generates a conflict of interests.

CODE OF BETTER CORPORATE PRACTICES

It is recommended that the person that signs the audit report to the annual financial statements of the business association be different from that that acts as the Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”). However, both persons may be partners of the same firm.

It is recommended to take care that the professional profile of the person appointed as Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”) of the business association, allows him/her to fulfill his/her legal obligations. It is also recommended that the annual report filed by the Board of Directors reveals such profile.

3.3.- Financial Information.

The financial information that is presented by the President to the Board of Directors during the fiscal year contains amounts that are not audited. To guarantee that the Board of Directors takes decisions with trustworthy information, it may be assisted by the internal structures of the business association, in order to be able to issue an opinion on the validation processes of such information.

CODE OF BETTER CORPORATE PRACTICES

The internal audit constitutes a support tool for the administration of the business association that allows it to value the financial information that is generated, as well as the effectiveness of the internal controls.

It is suggested that the business association have an area of internal audit.

The Board of Directors must be informed regarding the general accounting policies that shall be applied in the preparation of the financial statements. This guarantees its users that the information of the business association is conforming with those accounting policies that better satisfy its needs.

It is suggested that the accounting policies for the financial preparation of the business association be submitted to the approval of the Board of Directors.

To maintain the same accounting policy ensures consistency in the financial information and facilitates the formation of expectations on the future of the business association. It is considered that when exceptionally, it is decided to change an accounting policy, it be informed with the due opportunity and justification, in order for the users to be able to evaluate the impacts of such change.

CODE OF BETTER CORPORATE PRACTICES

When changes on the accounting policies are submitted to the approval of the Board of Directors, the motive for such changes must be justified.

With the purpose of promoting trust and certitude in the information on the part of the investors, it is important that the basis of preparation of the annual report be consistent with those used during the fiscal year.

It is recommended that the Board of Directors make sure that the intermediate financial information is drafted with the same policies, criteria and practices with which the annual information shall be prepared. In the process, it may be assisted by the internal auditors, external auditors and the Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”) of the business association.

It is suggested that the approval of mechanisms that are necessary to ensure a good quality in the financial information that is presented to the Board of Directors be proposed to the Board of Directors. In the process may participate the internal auditors, external auditors and the Corporate Officer in Charge of Supervision of the Board of Directors (“Comisario”) of the business association.

CODE OF BETTER CORPORATE PRACTICES

3.4.- Internal Controls.

The internal control7 system constitutes the means through which the Board of Directors ensures that the business association operates in a general control environment. Such system provides greater certitude that the decisions that are being agreed by the Board of Directors is being fulfilled in an adequate manner.

It is suggested that the general policies of the internal control system be submitted to the approval of the Board of Directors.

It is important that the shareholders have information on the existence of processes defined within which the business association operates, that it counts with an ordered administrative procedure and that it has an adequate asset control. In order to comply with this, the reports issued by the external and internal auditors may serve as support to verify the effectiveness of the control system.

It is suggested that the Board of Directors be supported in evaluating the effectiveness of the internal control system and an opinion be issued regarding the financial and operational controls.

7 Internal control means the operational controls that are established with the purpose of the business association advance in accordance with the general principles established by the Board of Directors. Among other aspects, these controls cover policies and procedures, segregation of functions, operation manuals and safeguard of assets.

CODE OF BETTER CORPORATE PRACTICES

It is suggested that the external auditors validate the effectiveness of the internal control system and issue a report regarding such controls.

3.5.- Review of compliance with provisions.

The Committee considers important that business associations have a mechanism to allow the Board of Directors to be informed on the compliance with the provisions that are applicable to it.

In order to comply with what is aforementioned, it is necessary that information exist from time to time regarding all of the aspects referred to in this field. With this information, it shall be in conditions to issue an opinion on the level of compliance with the provisions and that there is no legal contingency for the business association. With this process, the possibility of unexpected costs occurring is reduced and grants the market with certitude on the legal situation of the business association.

It is suggested that it be ensured that there are mechanisms that allow to determine if the business associations duly comply with the legal provisions that are applicable for such purposes. It is recommended that a review be undertaken at least once a year.

CODE OF BETTER CORPORATE PRACTICES

It is recommended that the Board of Directors be informed from time to time regarding the legal situation of the business association.

CODE OF BETTER CORPORATE PRACTICES

4.- Finance and Planning Function.

The Committee recommends that a mechanism exist that supports the Board of Directors in the finance and planning function, specially in the evaluation of the long term strategy of the business and the main policies regarding investment and financing. To comply with such function, it may be supported by the internal structures of the business association, such as the finance area.

The Committee considers that what is essential is that the chosen mechanism be in charge of fulfilling the functions established herein, and ensures that the proposals be taken to the Board of Directors for it to take the corresponding decisions. Also, the chosen mechanism must ensure that the investment and financing policies are consistent with the strategic vision.

4.1 Generic Functions.

The following functions are focused to the support for the Board of Directors in the definition of policies and strategies.

It is suggested that the following functions be complied with: (I) Evaluate, and, in its case, suggest the investment policies of the business association proposed by the President, to then submit them to the approval of the Board of Directors; (II) Evaluate and in its case, suggest the policies for the financing (equity or debt) of the business association suggested by the President, to latter submit them to the approval of the Board of Directors; (III) Evaluate and, in its case, suggest the general policies for the determination of the strategic planning of the business association; (IV) Comment on the annual budget components and propose them to the Board of Directors for their approval; (V) Follow up on the application of the budget and the Strategic Planning; and (VI) Identify the risk factors to which the business association is subject to and evaluate the policies for their administration.

CODE OF BETTER CORPORATE PRACTICES

4.2.- Operative Aspects.

With the purpose of supporting the Board of Directors in its process of decision making, it is considered important that it receive opinions regarding the different investment and financing transactions that are planning to be undertaken. In this matter, the priorities and policies established by the Board of Directors must be taken into consideration.

It is suggested that an evaluation be presented to the Board of Directors regarding the viability of the main investments and transactions of the business association, in accordance with the established policies.

The strategic planning does not only imply the definition of objectives, but also the establishment of processes that supervise the strategies and plans that are implemented to fulfill such objectives.

CODE OF BETTER CORPORATE PRACTICES

It is recommended that the strategic position of the business association be evaluated from time to time, in accordance with the provisions of the strategic planning.

A link must exist between the investment and financing policies of the business association, with its long term objectives. If such policies are not defined, taking into consideration the strategic vision of the business association, the objectives that are drawn may not be attained. Therefore, the consistency of such policies with the strategic vision of the business association must be verified, and it must also be reviewed that these are included in the different documentation that is prepared by the business association.

It is suggested that the Board of Directors be supported in the supervision of the congruence between the financing and investment policies, with the strategic vision of the business association.

It is recommended that the Board of Directors be supported in the review of the financial projections of the business association, ensuring their congruence with the strategic plan.

CODE OF BETTER CORPORATE PRACTICES

5.- Revealing of information to the Shareholders.

To facilitate to business associations access to funds in better conditions, it is necessary that these provide the market with adequate information. It may be stated that the recommendations that are made hereafter apply both to ordinary and extraordinary shareholder meetings.

5.1.- Information and Order of the Day of the Shareholders Meeting.

It is considered important that in the notice to the Shareholders Meeting, the items of the order of the day indicate and determine in a precise and clear manner, the matters to be dealt with therein. In the actual practice, several matters may be included in one item of the order of the day: However, the discussion of each subject separately facilitates its analysis and avoids the joint resolution of subjects on which a different opinion may be held. The same occurs when a subject is included in the order of the day as “Various Matters”:

On the other hand, it is important that the shareholders have access with the adequate anticipation to all of the necessary information for the adequate taking of decisions at the Shareholders Meeting.

It is suggested not to include in the order of the day the subject regarding “Various Matters”, nor to group matters related with different subjects in one item. This, with the objective of the shareholders being able to vote each matter separately and being informed of the subjects to be dealt with at the meeting.

CODE OF BETTER CORPORATE PRACTICES

It is suggested that all of the information regarding each item of the order of the day of the shareholders meeting be available with 15 days of anticipation.

It is recommended that through a form that contains in detail the information and possible alternatives of voting on the matters of the order of the day, the shareholders may issue instructions to the persons receiving proxies, on the sense in which they must exercise the right to vote, that correspond in each item of the order of the day of the meeting.

In such manner, for example, it is important that the shareholders receive all such information regarding the candidates to become members of the Board of Directors of the business association; and specifically a brief curriculum vitae, in order that they may value their profiles and proceed to vote in a more informed manner.

It is suggested that within the information that is delivered to the shareholders, be included the proposal of integration of the Board of Directors, as well as the professional profile of the candidates.

5.2.- Information and communication between the Board of Directors and the Shareholders.

It is the responsibility of the Board of Directors to guarantee an effective communication between the business association and the shareholders. The purpose of providing an annual report to the Shareholders Meeting is to show the financial position that the business association has, as well as the plans and activities that the business association has undertaken and pretends to undertake. With the purpose of enriching the information generated by the business association, it is recommendable that the shareholders have access to the information regarding the activities of the intermediate bodies.

CODE OF BETTER CORPORATE PRACTICES

It is suggested that the Board of Directors includes in its annual report to the Shareholders Meeting relevant aspects of the works of each intermediate body. It is suggested that the reports of each body filed to the Board of Director be available to the shareholders jointly with the material for the meeting, except such information which confidentiality may affect the competitiveness of the business association. Also, it is recommended that the annual report include the names of the members of each intermediate corporate body.

Lack of participation of all of the shareholders at the Meetings and the limitations of these as a communication forum of the business association with its investors, justify the additional efforts to create other instruments of communication that allow that such investors and the general public, may have access to the desired information regarding the business association.

CODE OF BETTER CORPORATE PRACTICES

It is suggested that each business association has policies, mechanisms, and persons responsible to inform the shareholders, in order to maintain means of communication between the shareholders and potential investors. Also, it is recommended that in the annual report, be included the names of the persons that are members of each of the intermediate corporate bodies.